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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14A-11(c) or Section 240.14a-12

                                  Plexus Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS
FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (11-01)

                               (PLEXUS CORP LOGO)


                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                                  P.O. BOX 156
                          NEENAH, WISCONSIN 54957-0156



                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                              ON FEBRUARY 11, 2004



To the Shareholders of Plexus Corp.:

     Plexus Corp. will hold the annual meeting of its shareholders in the KC Theater at the Fox Cities Performing Arts Center, located at 400 West College Avenue, Appleton, Wisconsin, on Wednesday, February 11, 2004 at 10:00 a.m., for the following purposes:

     (1) To elect seven directors to serve until the next annual meeting and until their successors have been duly elected.

     (2) To ratify the selection of PricewaterhouseCoopers LLP as Plexus' independent auditors.

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Plexus' shareholders of record on its books at the close of business on December 12, 2003 will be entitled to vote at the meeting or any adjournment of the meeting.

     We call your attention to the proxy statement accompanying this notice for a more complete statement about the matters to be acted upon at the meeting.

                                            By order of the Board of Directors

                                            /s/ Joseph D. Kaufman
                                            ------------------------------------
                                            Joseph D. Kaufman
                                            Senior Vice President, Secretary
                                             and Chief Legal Officer



Neenah, Wisconsin
December 26, 2003

PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER FIND THAT YOU WILL BE PRESENT AT THE MEETING OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

     Plexus shareholders who own their shares in "street name" through their brokerage accounts may also communicate their vote to the brokerage firm and its service provider electronically or by telephone. If you wish to do so, you can link to instructions at www.proxyvote.com, or you may also follow any instructions provided by the brokers with their separate voting form.

PROXY STATEMENT



                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                                  P.O. BOX 156
                          NEENAH, WISCONSIN 54957-0156

                                  * * * * * * *

                             SOLICITATION AND VOTING

     The board of directors of Plexus Corp. is soliciting proxies for the annual meeting of shareholders on Wednesday, February 11, 2004 at the KC Theater, Fox Cities Performing Arts Center, 400 West College Avenue, Appleton, Wisconsin, and is furnishing this proxy statement in connection with that solicitation. Shares which are represented by properly executed proxies received by Plexus will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or acting secretary of the meeting or by oral notice to the presiding officer during the meeting.

     Shareholders of record at the close of business on December 12, 2003 will be entitled to one vote on each matter presented for each share so held. On that date there were 42,678,101 shares of Plexus common stock outstanding. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. Representation of a majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.

     Directors are elected by a plurality of the votes cast by the holders of Plexus common stock entitled to vote at the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares which are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

     Ratification of PricewaterhouseCoopers LLP as Plexus' independent accountants will be determined by a majority of the shares voting on that matter. Therefore, abstentions and broker non-votes will not affect the vote, except insofar as they reduce the number of shares which are voted.

     Shareholders who own shares as part of Plexus' 401(k) Savings Plan and/or the Plexus Employee Stock Purchase Plan will receive a separate proxy for the purpose of voting their shares held in each account. Shares held by the Savings Plan for which designations are not received will be voted by the Savings Plan's trustee at its discretion, as provided in the Savings Plan. Shares held in accounts under the Purchase Plan will only be voted if designations are received.

     Plexus will pay the expenses in connection with the solicitation of proxies. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may also be solicited in person, or by telephone, telegraph or fax, by officers and regular employees of Plexus who will not be separately compensated for those services.

     This proxy material is being mailed to Plexus shareholders commencing on or about January 5, 2004.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table presents certain information as of December 12, 2003 regarding the beneficial ownership of the Plexus common stock held by each director or nominee for director, each executive officer appearing in the Summary Compensation Table, all directors and executive officers as a group, and each known 5%-or-greater shareholder of Plexus.

                                                           SHARES        PERCENTAGE
                                                        BENEFICIALLY      OF SHARES
      NAME                                                OWNED (1)      OUTSTANDING
------------------------------------------------        ------------     -----------
Stephen P. Cortinovis                                         2,000           *
David J. Drury                                               14,000           *
Dean A. Foate                                               251,573           *
John L. Nussbaum                                            386,136           *
Thomas J. Prosser                                            73,686           *
Charles M. Strother                                           8,000           *
Jan K. VerHagen                                              16,000           *

F. Gordon Bitter                                             14,833           *
Michael J. McGuire                                            4,000           *
Paul L. Ehlers                                              110,781           *
J. Robert Kronser                                           113,591           *

All executive officers and directors
   as a group (18 persons)                                1,308,568          3.0%

Thomas B. Sabol (2)                                         116,667           *

T. Rowe Price Associates, Inc. (3)                        3,024,460          7.1%
Mellon Financial Corporation (4)                          2,543,203          6.0%


----------

*    Less than 1%

(1) The specified persons have sole voting and sole dispositive powers as to all shares, except as otherwise indicated. The amounts include shares subject to options granted under Plexus' option plans, which are exercisable within 60 days. The options include those held by Mr. Drury (12,000), Mr. Foate (211,667), Mr. Nussbaum (123,001), Mr. Prosser
     (33,000), Dr. Strother (3,000), Mr. VerHagen (9,000), Mr. Bitter (8,333),
     Mr. McGuire (4,000), Mr. Ehlers (89,895), Mr. Kronser (111,169), all
     officers and directors as a group (870,665), and Mr. Sabol (121,667).

(2)  Mr. Sabol is a former executive officer of Plexus.

(3) T. Rowe Price Associates, Inc. ("Price") has filed a report on Schedule 13G dated February 14, 2003, reporting that it beneficially owned 3,024,460 shares of common stock at December 31, 2002. Price reported that it had sole dispositive power as to all of such shares, and sole voting power as to 734,300 shares. The address of Price, an investment advisor, is 100 East Pratt Street, Baltimore, Maryland 21202.

(4) Mellon Financial Corporation, its subsidiary Mellon Bank N.A. and various subsidiaries and affiliates (together, "Mellon") have filed a report on
     Schedule 13G dated January 15, 2003, reporting that they beneficially owned 2,543,203 shares of common stock at December 31, 2002. The amount includes: sole voting power as to 2,123,693 shares; shared voting power as to 392,300 shares; sole dispositive power as to 2,147,413 shares; and shared dispositive power as to 395,790 shares. Of the shares reported, approximately 1.2 million were held at September 30, 2003 in Mellon Bank's capacity as trustee of the Plexus Savings Plan; Mellon disclaims beneficial ownership of those shares which have been allocated to individuals' accounts. Mellon's address is One Mellon Center, Pittsburgh, Pennsylvania 15258.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Plexus' officers and directors, and persons who beneficially own more than 10% of Plexus' common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These "insiders" are required by SEC regulation to furnish Plexus with copies of all Section 16(a) forms they file.

     All publicly held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Plexus, or written representations that no such forms were required. On the basis of filings and representations received by Plexus, except that Mr. Cortinovis filed one late report relating to one purchase transaction, Plexus believes that during fiscal 2003 Plexus' insiders have complied with all Section 16(a) filing requirements applicable to them.

                              ELECTION OF DIRECTORS

     In accordance with Plexus' bylaws, the board of directors has determined that there shall be seven directors elected at the annual meeting of shareholders to serve until their successors are duly elected and qualified. The persons who are nominated as directors and for whom proxies will be voted are named below, unless a shareholder specifies otherwise. If any of the nominees should decline or be unable to act as a director, which eventuality is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors. Plexus' bylaws authorize up to nine directors. The Plexus board may expand the board up to that number and elect directors to fill empty seats, including those created by an expansion, between shareholders' meetings.

                                                        PRINCIPAL OCCUPATION                                      DIRECTOR
       NAME AND AGE                                    AND BUSINESS EXPERIENCE(1)                                  SINCE
       ------------                                    --------------------------                                 --------
Stephen P. Cortinovis, 53 (2)         Partner, Bridley Capital Partners Limited (U.K. private equity group)         2003
                                      since 2001; previously President-Europe of Emerson Electric Co. (5)

David J. Drury, 55 (2)(3)             President of Poblocki & Sons LLC (exterior and interior sign systems)         1998
                                      since 1999; previously, an independent consultant and other executive positions (6)

Dean A. Foate, 45                     President and Chief Executive Officer of Plexus since 2002; previously,       2000
                                      Chief Operating Officer from 2001 to 2002,  Executive Vice President from 1999 to 2002, and President of Plexus Technology Group, Inc. prior thereto

John L. Nussbaum, 61                  Chairman of Plexus; previously, Chief Executive Officer of Plexus from        1980
                                      2001 to 2002 and its President and Chief Operating Officer prior thereto

Thomas J. Prosser, 67 (2)(3)(4)       Chairman of the Board of Menasha Corporation (paper and plastic               1987
                                      products manufacturer) since 1998; previously, Senior Vice President of
                                      Robert W. Baird & Co., Incorporated (brokerage and financial services)

Charles M. Strother, MD, 63 (3)(4)    Physician; Professor at Baylor College of Medicine since 2002;                2002
                                      previously, Professor of Radiology, Neurology and Neurosurgery,
                                      University of Wisconsin-Madison

Jan K. VerHagen, 66 (2)(4)            Retired; previously, Senior Vice President of Corporate Projects of           1999
                                      Emerson Electric Co. from 1999 to 2001, and Vice Chairman of United
                                      Dominion Industries (diversified manufacturing) prior thereto (7)

----------

(1) Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more.

(2) Member of the Audit Committee. See "Corporate Governance" below for more information about the Audit Committee.

(3) Member of the Compensation and Leadership Development Committee. See "Corporate Governance" below for more information about the Compensation and Leadership Development Committee.

(4) Member of the Nominating and Corporate Governance Committee. See "Corporate Governance" below for more information about the Nominating and Corporate Governance Committee.

(5) Also a director of Instituform Technologies, Inc. (developer of trenchless technology for underground pipes).

(6)  Also a director of Journal Communications, Inc. (media holding company).

(7) Also a director of Wolverine Tube, Inc. (manufacturer of tubing and related products) and Flow International Corp. (manufacturer of high pressure water products).

CORPORATE GOVERNANCE

     The board of directors held five meetings during fiscal 2003. As part of these meetings, non-management directors regularly meet without management present. All directors other than Messrs. Foate and Nussbaum are independent under Nasdaq Stock Market rules. Each director attended at least 75% of the total of the number of meetings of the board and the number of meetings of all committees of the board on which such director served during the year.

     The Audit Committee met four times in fiscal 2003. Mr. Drury, the chair of the Audit Committee, also regularly consulted on behalf of the Audit Committee with the independent auditors about Plexus' periodic public financial disclosures. Mr. Drury is a certified public accountant who practiced from 1971 to 1989 with the firm PricewaterhouseCoopers LLP. As a consequence of factors which include his educational background, his experience with a public accounting firm, and his subsequent experience as a chief financial officer, a chief executive officer and in other executive positions, the board of directors has determined that Mr. Drury is an "audit committee financial expert" for purposes of Securities and Exchange Commission rules. Mr. Drury is, along with the other members of the Audit Committee, "independent" of Plexus for purposes of those rules. See also "Report of the Audit Committee."

     The Compensation and Leadership Development Committee held three meetings during fiscal 2003. The Compensation and Leadership Development Committee, consisting solely of "independent" directors, considers and makes recommendations to the board of directors with respect to executive officers' salaries and bonuses, reviews, approves and administers compensation plans, and awards stock options. The Committee is also responsible for reviewing Plexus' leadership structure and executive succession plan. See also "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

     The Nominating and Corporate Governance Committee met twice in fiscal 2003. The Nominating and Corporate Governance Committee considers Board performance and nominees for director positions and also evaluates and oversees corporate governance and related issues. All of the members of the Nominating and Corporate Governance Committee are currently independent directors. The Committee has generally identified nominees based upon suggestions by outside directors, management members and/or shareholders, and has evaluated those persons on its own. Plexus' corporate board member selection criteria include: integrity; high level of education and/or business experience; broad-based business acumen; understanding of Plexus' business and industry; strategic thinking and willingness to share ideas; network of contacts; and diversity of experiences, expertise and backgrounds among board members. The Committee has used these criteria to evaluate potential nominees. The Committee does not evaluate proposed nominees differently depending upon who has made the proposal. Plexus has not to date paid any third party fee to assist in this process.

     The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders; however, it does not have a formal process for that consideration. The Committee has not to date adopted a formal process because it believes that the informal consideration process has been adequate given the historically small number of those proposals. The Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name for Committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the Committee. See also "Shareholder

Proposals and Notices" for bylaw requirements for nominations. Plexus has not rejected any candidates put forward by significant security holders.

     Although Plexus has not to date developed formal processes by which shareholders may communicate directly to directors, it believes that the informal process, in which any communication sent to the board in care of the Chief Executive Officer, corporate Secretary or another corporate officer is forwarded to the board, has served the board's and its shareholders' needs. There is no screening process, and all shareholder communications which are received by officers for the board's attention are forwarded to the board. In view of recently adopted SEC disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on Plexus' corporate website, any communications to the board of directors should be sent to it in care of Plexus' corporate Secretary.

     Plexus encourages all of its directors to attend the annual meeting of shareholders. Plexus generally holds a board meeting coincident with the annual shareholder meeting to minimize director travel obligations and facilitate their attendance at the shareholders' meeting. All directors attended the 2003 annual meeting of shareholders.

     Plexus regularly reviews and augments its corporate governance practices and procedures. In particular, and as part of its corporate governance practices, Plexus has adopted a code of ethics and charters for its board committees. Plexus will be responding to and complying with related SEC and Nasdaq Stock Market proposals as they are finalized, adopted and become effective. Plexus has posted copies of its Code of Conduct and Business Ethics, the committee charters for its Audit, Compensation and Leadership Development and Nominating and Corporate Governance Committees, director selection criteria and other corporate governance documents on its website, at www.plexus.com, under the link titled "Investors" then "Corporate Governance." As further matters are documented, or if those documents (including the committee charters and the Code of Conduct and Business Ethics) are changed, waivers from the Code of Conduct and Business Ethics are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on Plexus' corporate website at that address.

DIRECTORS' COMPENSATION

     Each Plexus director who is not a full-time Plexus officer or employee (all directors other than Mr. Foate) received an annual director's fee of $20,000 plus meeting fees of $2,000 for each board meeting attended in person ($1,000 if attended other than in person), and an additional $1,000 for each committee meeting attended in person ($500 if other than in person). Each committee chair receives an additional $2,000 annually for service as a committee chair, and the chairman of the Audit Committee receives an additional $500 for each conference call held with the independent public auditors regarding Plexus' financial disclosures.

     For fiscal 2004, each director who is not a Plexus officer or employee is entitled in each fiscal year to receive an option for 6,000 shares of common stock, at the market value on the date of grant, under Plexus' 1995 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan was approved by Plexus shareholders in 1995. Options are fully vested upon grant, may be exercised after a minimum six month holding period, and must be exercised prior to the earlier of ten years after grant or one year after the person ceases to be a director. Under certain circumstances, options may be transferred to family members. In 2002, the amount of annual grants was adjusted, as contemplated by the Directors' Plan, to reflect one of the two Plexus 2-for-1 stock splits which had occurred after the adoption of the Directors' Plan. In 2003, the Compensation and Leadership Development Committee, also as contemplated by the Directors' Plan's adjustment provisions, further adjusted future annual awards from 3,000 shares to 6,000 shares, to reflect a second 2-for-1 stock split. While the Committee had previously deferred this action, it determined that the further adjustment was necessary to help Plexus attract new directors as some current directors near retirement age, particularly in view of the increasing duties of directors of public companies. The Committee also determined that the adjustment would fairly reflect the increased duties of currently serving non-employee directors.

     In accordance with the Directors' Plan, each of the then-serving non-employee directors received a fiscal 2003 option for 3,000 Plexus shares, exercisable at $8.975 per share, on January 30, 2003 (which was deferred in that fiscal year to coincide with employee grants). The fiscal 2004 options, for 6,000 Plexus shares each, were granted on December 1, 2003, at $18.125 per share.

Compensation of Current and Former Executive Officers who Serve on the Board

     See "Executive Compensation" for Mr. Foate's compensation as an executive officer of Plexus generally, and "Executive Compensation - Special Retirement Arrangements" for his supplemental retirement arrangements.

     Mr. Nussbaum is a former executive officer of Plexus. When he retired as Chief Executive Officer on July 1, 2002, he ceased being considered an executive officer or employee of Plexus at that time. However, as a consequence of his many years of service as an executive officer of Plexus, he continues to be compensated under deferred compensation arrangements which were put in place during his service as executive officer.

     In 1996, the Compensation Committee established special retirement arrangements for Mr. Nussbaum, and for two other executive officers and directors who subsequently retired. Those arrangements were to both reward past service and maintain an additional incentive for those officers' continued performance on behalf of Plexus. The related supplemental retirement agreement for Mr. Nussbaum is designed to provide specified retirement and death benefits to him in addition to those provided under the 401(k) Savings Plan. Plexus' original commitment was to annually contribute a fixed dollar amount (originally $90,921 for Mr. Nussbaum) for each year until age 65 if he remained in Plexus' employ. Effective for fiscal 2000, under an amended arrangement, Plexus' obligation to make contributions for Mr. Nussbaum was increased to $296,420 per year, but only until age 60. However, in fiscal 2002, Plexus contributed a one-time final amount of $743,578 due to Mr. Nussbaum's retirement. Mr. Nussbaum received his first payment under the special retirement arrangements, of $60,231 for a partial year during fiscal 2002, and received $257,354 for fiscal 2003. Payments will be adjusted upward by 4% annually.

     The contributions for Mr. Nussbaum are invested in a life insurance policy acquired by Plexus on his life. The supplemental retirement agreement provides for a 15-year annual installment payment stream to Mr. Nussbaum, which payments commenced at retirement. Lump sum payments based on policy cash values become due if at any time after a change in control Plexus' consolidated tangible net worth drops below $35 million, or if the ratio of Plexus' consolidated total debt to consolidated tangible net worth becomes greater than 2.5 to 1. To the extent that any of the payments constitute excess parachute payments subjecting the participant to an excise tax, the agreement provides for an additional payment (the "gross-up payment") to be made by Plexus to the participant so that after the payment of all taxes imposed on the gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed. If Mr. Nussbaum dies prior to receiving all of the 15-year annual installment payments, certain death benefit payments become due.

     Mr. Nussbaum also receives $72,000 per year and receives health and other welfare benefits, in addition to the above retirement payments and his regular board fees, for his service as Plexus' non-executive Chairman of the Board.

     Because Mr. Nussbaum continues to serve Plexus as a director, the stock options which were granted to him while he was a Plexus executive officer will continue to vest. Since his retirement, however, Mr. Nussbaum has only been eligible to receive additional options in his capacity as a non-employee director.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the total compensation of Plexus' chief executive officer and its four other highest compensated executive officers, for fiscal 2003 and the preceding two fiscal years, as well as the compensation of one former executive officer who resigned from the Company in August 2003.

                                                           Annual Compensation (1)                  Awards
                                                 ------------------------------------------       ----------
                                                                                                  Securities
                                                                                  Other           Underlying      All Other
     Name and                         Fiscal                                     Compensa-         Options/      Compensation
Principal Position                     Year      Salary ($)       Bonus ($)     tion ($)(2)        SARs #(3)        ($)(4)
------------------                    ------     ----------       ---------     -----------       ----------     ------------
Dean A. Foate,                         2003        $440,505            --              --           120,000        $ 18,219
President and Chief                    2002         299,955            --          $ 13,500         100,000          18,781
Executive Officer (5)                  2001         246,396            --            13,500          30,000          17,750

F. Gordon Bitter                       2003        $250,038            --          $ 42,273          40,000        $ 13,500
Vice President and Chief
Financial Officer (6)

Paul L. Ehlers,                        2003        $238,885            --              --            38,000        $ 18,570
Senior Vice President                  2002         203,729            --          $ 13,500          12,000          17,575
                                       2001         210,977            --            13,500          14,000          17,010

Michael J. McGuire,                    2003        $237,598            --          $ 28,547          25,000        $ 13,500
Vice President-Worldwide
Sales and Marketing (7)

J. Robert Kronser,                     2003        $230,681            --              --            27,000        $ 17,878
Executive Vice President               2002         212,647            --          $ 13,500           9,000          17,810
and Chief Technology and               2001         210,977            --            13,500          19,000          17,138
Strategy Officer

Thomas B. Sabol,                       2003        $342,621            --              --            55,000        $ 19,250
Executive Vice President,              2002        $245,244            --          $ 13,500          70,000          17,884
Chief Operating Officer (8)            2001         228,850            --            13,500          20,000          17,616

(1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown unless they exceeded, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any years.

(2) For years prior to fiscal 2003, represents premiums paid or accrued under the split-dollar life insurance payments, as discussed under "Special Deferred Compensation Arrangements." For fiscal 2003, represents moving, temporary living, travel and other relocation-related expenses (including reimbursement for tax effects) paid to or on behalf of Messrs. Bitter and McGuire as part of the arrangements pursuant to which they were hired by Plexus. Because of the timing of certain events (such as the sales of the officers' former residences) and Plexus' fiscal year end, there will be additional relocation-related expenses included in fiscal 2004.

(3) Represents the number of shares for which options were granted under Plexus' 1998 Stock Option Plan (the "Option Plan"). No SARs have been granted. Options granted in fiscal 2001 and 2002 are "out of the money" because their exercise prices are higher than the market price at the date of this proxy statement.

(4) Includes, for fiscal 2003: Plexus' contributions to the accounts of Messrs. Foate, Ehlers, Kronser and Sabol in the Savings Plan of $4,719, $5,070, $4,378 and $5,750, respectively; and Plexus' contributions to accounts of each named executive officer under their Executive Deferred Compensation Plan of $13,500, as discussed under "Special Deferred Compensation Arrangements".

(5) Mr. Foate became President and Chief Executive Officer in July 2002, upon Mr. Nussbaum's retirement from those positions, after having been promoted to Chief Operating Officer in March 2001.

(6) Mr. Bitter began service to Plexus as its Chief Financial Officer in October 2002.

(7) Mr. McGuire began service with Plexus as its Vice President-Worldwide Sales and Marketing in December 2002.

(8) Mr. Sabol was promoted to Executive Vice President and Chief Operating Officer in July 2002. He resigned as an executive officer of Plexus in August 2003. The amounts shown on the table for fiscal 2003 represents salary paid to him prior to that date, and contractual payments made to him after that date.

STOCK OPTIONS

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to options granted to the five executive officers and the other person named in the Summary Compensation table concerning options granted in fiscal 2003.

                                                 Individual Grants(1)
                               ---------------------------------------------------------
                                                   % of                                                   Potential
                               Number of           Total                                              Realized Value at
                               Securities         Options/                                              Assumed Annual
                               Underlying           SARs                                              Rates of Stock Price
                                Options/         Granted To                                              Appreciation
                                  SARs            Employees   Exercise or                             for Option Term (2)(3)
                                Granted          in Fiscal     Base Price     Expiration         ----------------------------
Name                             (1)(#)             Year         ($/sh)           Date               5%              10%
----------------               ----------        ----------   -----------     ----------         ----------        ----------
Dean Foate                       75,000            6.65%        $   8.98         1/30/13         $  423,325        $1,072,788
Dean Foate                       45,000            3.99%        $  14.02         8/14/13            666,471         1,688,969
Gordon Bitter                    15,000            1.33%        $  11.05        10/31/12            104,239           264,163
Gordon Bitter                    10,000            0.89%        $   8.98         1/30/13             56,443           143,038
Gordon Bitter                    15,000            1.33%        $  14.02         8/14/13            222,157           562,990
Paul Ehlers                      18,000            1.60%        $   8.98         1/30/13            101,598           257,469
Paul Ehlers                      20,000            1.77%        $  14.02         8/14/13            296,209           750,653
Michael McGuire                  12,000            1.06%        $  12.53         12/9/12             94,561           239,635
Michael McGuire                  13,500            1.20%        $  14.02         8/14/13            199,941           506,691
Robert Kronser                   13,500            1.20%        $   8.98         1/30/13             76,198           193,102
Robert Kronser                   13,500            1.20%        $  14.02         8/14/13            199,941           506,691
Thomas Sabol (3)                 30,000            2.66%        $   8.98              (3)                --                --
Thomas Sabol (3)                 25,000            2.22%        $  14.02              (3)                --                --

(1) No SARs have been granted; all grants reflect stock options under the Option Plan. Options may, under certain circumstances, be transferred to family members or related trusts.

(2)  Assumes the stated appreciation from the date of grant.

(3) Because Mr. Sabol has ceased serving as an executive officer in August 2003, these options will not vest and therefore have no potential realized value going forward.

     Plexus has not repriced any stock options during the fiscal years reported in this proxy statement. It is Plexus' current intention to not reprice stock options irrespective of whether plan documents would otherwise permit that action.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

           The following table sets forth information with respect to the five executive officers and the other person named in the Summary Compensation Table concerning the exercise of options in fiscal 2003 and the number and value of options outstanding at September 30, 2003.

                                                                  Number of                  Value of
                                                            Securities Underlying      Unexercised In-the-
                              Shares                         Unexercised Options/       Money Options/SARs
                            Acquired on       Value          SARs at FY-End (#)(2)        At FY-End ($)(3)
Name                        Exercise (#)   Realized($)(1)  Exercisable/Unexercisable  Exercisable/Unexercisable
----                        ------------   --------------  -------------------------  -------------------------
Dean Foate                     10,000        $121,931          178,333/196,667        $848,725/$561,000
Gordon Bitter                    --              --                   0/40,000                0/155,875
Paul Ehlers                      --              --              71,895/50,667          339,968/148,670
Michael McGuire                  --              --                   0/25,500                 0/56,708
Robert Kronser                   --              --             106,668/39,334          512,033/109,215
Thomas Sabol                   60,000        $611,770          111,666/108,333          247,976/235,075

(1) Represents the difference between the exercise price and the average of the high and low sales price on the date of exercise.

(2) Represents options granted under the Option Plan. No SARs have been granted.

(3) Represents the difference between the exercise price and the $15.54 closing price of Plexus common stock reported on the Nasdaq Stock Market on September 30, 2003, the last day of the fiscal year.

CHANGE IN CONTROL ARRANGEMENTS

     Plexus has entered into Change in Control Agreements with Messrs. Foate, Bitter, Ehlers, McGuire and Kronser, and its other executive officers. Under the terms of these agreements, which were amended and restated in 2003, if there is a change in control of Plexus, as defined in the agreement, the executive officers' authorities, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation and benefits may not be reduced, or location of employment changed, as a result of the change in control.

     In the event that any covered officer is terminated other than for cause, death or disability, or an executive terminates his employment with good reason, Plexus is obligated to pay the executive officer, in a cash lump sum, an amount equal to approximately three times the executive's base salary plus targeted bonus payments, and to continue certain benefits. The agreements further provide for payment of additional amounts which may be necessary to "gross up" the amounts due such employee in the event of the imposition of an excise tax upon the payments. The agreements do not preclude termination of the officer, or require payment of any benefit, if there has not been a change in control of Plexus, nor does it limit the ability of Plexus to terminate these persons for cause.

SPECIAL DEFERRED COMPENSATION ARRANGEMENTS

     During fiscal 2000, the Compensation and Leadership Development Committee also established additional deferred compensation mechanisms for several executive officers and other key employees, including Messrs. Foate, Bitter, Ehlers, McGuire and Kronser, and had such an agreement with Mr. Sabol. As part of those arrangements, the Committee established the Plexus Corp. Executive Deferred Compensation Plan. Under this plan, a covered executive may elect to defer some or all of his or her compensation through the plan, and Plexus may credit the participant's account with a discretionary employer contribution. Participants are entitled to payment of deferred amounts and any earnings which may be credited thereon upon termination or retirement from Plexus.

     Plexus had also entered into split-dollar life insurance agreements with various executive officers and key employees, including Messrs. Foate, Ehlers, Kronser and Sabol. Under those agreements, Plexus had paid a minimum premium of $13,500 per policy, and such additional premiums as it would determine. Upon the death of the covered employee, Plexus had an interest in the proceeds of the policy equal to the premiums paid. The balance, if any, of the policy proceeds were to be paid to the employee's beneficiary. Plexus' rights were secured by a related assignment of employee's life insurance policy as collateral. Upon an earlier termination of employment, or Plexus' determination to terminate the agreement, the agreement provided that the employee could obtain unencumbered ownership of the policy by paying Plexus the lesser of premiums paid or the cash surrender value, or Plexus could withdraw from the policy an amount equal to the premiums it has paid and then release its interest in the policy permitting unencumbered ownership of the policy by the employee. Plexus terminated those split dollar arrangements as a result of changes in law which were effective in July 2002.

     In fiscal 2003 Plexus modified the Executive Deferred Compensation Plan by terminating the split-dollar life insurance program, which had been the funding mechanism for the company contribution portion of the plan, and replaced it with a rabbi trust arrangement. This new arrangement allows investment of deferred compensation held on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or investments. These investment choices do not include Plexus stock.

     The cash value proceeds which were received upon the surrender of the split-dollar life insurance policies attributable to each plan participant were reinvested into the new rabbi trust arrangements established for the plan participants. The provisions of the plan continued to allow the participants the opportunity to defer any or all of their compensation into the plan. In addition, plan provisions allow for a discretionary Plexus contribution of up to $13,500 per participant per year. Employee deferrals to the plan for fiscal year 2003 totaled $190,487. A discretionary company contribution of $13,500 to each participant was also made in September 2003 to each participant's account.

            COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     The Compensation and Leadership Development Committee of the Plexus board of directors sets general compensation policies for Plexus. The Committee makes the primary decisions with respect to compensation of the Chairman, the Chief Executive Officer and the Chief Operating Officer (if any) of Plexus. Decisions on compensation for other Plexus officers are recommended by the CEO and the COO (if any). Plexus' other compensation programs, such as the Savings Plan and the Option Plans, are either originated or approved by the Committee; the Committee grants stock options under the Option Plans.

     Plexus' policy, to which the Committee adheres, is to fairly compensate individuals for their contributions to Plexus, but also to provide value to Plexus' shareholders and to consider the ability of Plexus to fund any compensation decisions, plans or programs. The Committee believes that fair compensation packages are necessary to attract and retain qualified executive officers. To be effective in attracting and retaining competent individuals, compensation packages must balance both short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of Plexus. In the most recent determinations, the Committee considered the weaknesses in Plexus' markets, the negative effect on sales and profitability and the steps taken to respond to those challenges. The Committee has not recently retained outside consultants, or relied in a significant fashion upon outside market surveys specifically commissioned by Plexus. However, the Committee reviews published survey information. In late 2002, the Committee engaged outside consultants to assist it in evaluating executive officer compensation for 2003 salary determinations. Based upon the Committee's review (including the report of the outside consultants), the Committee determined that officers were paid less than comparable officers in similar-sized companies. However, given the economic conditions affecting Plexus at that time, the Committee determined not to award pay raises to officers during fiscal 2003, except in the case of changed duties and responsibilities and except for the elimination of the 10% reduction which is described below.

     In determining CEO compensation, the Committee reviewed numerous factors, although most of these factors are not subject to quantification or specific weight. The primary factors reviewed, in no particular order, are: the importance of the individual's contribution to Plexus' strategic planning and long-term success; special projects and tasks undertaken by the individual during the preceding year; acquisition-related activities and efforts; and performance of Plexus' sales and earnings. In addition, the Committee also reviewed a sampling, which it believed to be representative, of compensation paid by other companies in Plexus' geographic area, comparable companies in the electronics manufacturing services industry and numerous published surveys. The group of companies reviewed did not coincide with the more extensive list of companies in the Nasdaq electronics components sector used in the following performance graph. Plexus has generally used a March/April annual review cycle in recent years for its employees, including key executives. New salaries generally become effective around the time of the review and thus affect two fiscal years. In fiscal 2003, the Committee determined to grant options earlier than normal in January to assist with employee morale and retention at a time when Plexus had announced a plant closure and reductions in force. Similarly, the Committee also granted additional options to selected individuals in August 2003 to assist in the recruiting and retention of key personnel.

     During fiscal 2003, Mr. Foate was the chief executive officer for the entire fiscal year. Compensation determinations for Mr. Foate in April 2002 were made before his assumption of the chief executive officer position. His prior year salary determinations were made at the time he assumed the position of chief operating officer, when his salary was increased to $300,000. Mr. Foate subsequently accepted a 10% salary reduction effective October 1, 2001, which was the same reduction which was applied to all executive officers. In the April 2002 review, the Committee again reviewed the then-available economic information referred to above and considered other non-quantifiable factors as to Mr. Foate's performance. The Committee determined to not change his salary, or the salary of other executive officers, except in the case of changed duties.

     In connection with Mr. Foate's assumption of chief executive officer duties and responsibilities effective July 1, 2002, the Committee determined that it would be appropriate to adjust his compensation substantially to reflect those added duties and responsibilities. The Committee therefore increased his base salary by 50% to $450,000, which after the effect of the continuing 10% reduction from the base salary resulted in an actual salary of $405,000. In December 2002, the 10% salary reduction which had been applied to all executive officers was ended, as a result of the determination that executive officers ought again receive their full compensation, especially in view of the efforts being made to address Plexus' operating results.

     In May 2003, the Committee again reviewed Mr. Foate's salary. In view of the economic circumstances of the Corporation and the end to the 10% salary reduction, the Committee determined to retain $450,000 as Mr. Foate's annual salary.

     The Committee previously determined it would be in Plexus' best interest to provide its executive officers with a performance-based incentive beyond that contained in the Option Plan. Such a bonus arrangement would further motivate officers to improve performance, and provide specific non-stock market based criteria to evaluate performance. Until fiscal 2003, bonuses were determined by reference to earnings per share, sales growth, and individual performance; the three factors were weighted equally. The possible ranges of bonus, if targets were met, were from 10% to 100% of base salary for executive officers, which amounts are chosen in advance by the Committee and may vary from person to person, and year to year.

     Because of corporate cost-containment measures, and the uncertain economic and financial conditions in early fiscal 2003, the Committee decided to suspend the formulaic bonus plan for fiscal 2003, and did not set performance goals. Therefore, no fiscal 2003 bonus could be earned automatically based on achieving numerical goals, and any bonus that ultimately would be paid would be discretionary in nature. Because of Plexus' financial performance during fiscal 2003, the Committee decided that no bonuses would be paid to any executive officer, including the chief executive officer.

     On a going forward basis, the Committee determined that it would be appropriate to implement again a target-driven bonus program. However, revisions were made in the base program for determining the bonus. Under the new bonus program, bonuses may only be earned in the event Plexus does not incur a net loss excluding unusual charges. The exact amount of the bonus will be determined based upon the degree to which Plexus' revenues and/or return on average capital employed meet or exceed targets set for the fiscal year. In addition, up to 20% of an individual's bonus may be determined by the degree to which that individual meets personal objectives. If personal objectives are met, and both financial metrics achieve a set maximum level, bonuses may be up to 200% of a targeted bonus amount. The new bonus program is in effect for fiscal 2004.

     The Committee believes that the Option Plan provides participants with a long-term incentive to increase the overall value of Plexus by providing them with a stake in the value of its common stock on a long-term basis. The Committee also wished to recognize Mr. Foate's significantly increased responsibilities. As a result of the factors discussed above, the Committee made two general grants of options in fiscal 2003. Consistent with this approach, the Committee granted to Mr. Foate options for an aggregate of 120,000 shares in fiscal 2003, options for

100,000 shares in fiscal 2002 and for 30,000 shares in fiscal 2001. The award levels reflect the Committee's determination to increase the reliance upon stock options as a component of compensation, to reflect diminished cash compensation (including prior pay reductions and freezes), and also to reflect Mr. Foate's increased duties.

     The Plexus 2000 Employee Stock Purchase Plan also permits executive officers, as other employees, to purchase shares of Plexus common stock at a price equal to 85% of the lower of the high and low trading price on the day at the beginning or at the end of six month periods. Compensation information does not include the value of any purchases by the individuals who chose to participate, since the broad-based plan is open to most employees. The Committee also believes that the Savings Plan provides an additional possibility for stock-based incentives. Although employees, including the CEO, may choose from a variety of investment funds for their contributions under the Savings Plan; the Plexus Stock Fund is one alternative.

     The factors used to determine other executive officers' compensation are essentially the same as those used for the CEO. As with the CEO, Messrs. Ehlers, Kronser and Sabol, and other executive officers, were considered for salary increases, although salaries were generally frozen except for certain raises in the case of increases in duties. In April 2002, executive officers' salaries remained frozen, although Mr. Sabol's was increased in July 2002 by 40% to reflect the substantial increase in his duties at that time and another officer's was increased 16% in September 2002, also as a result of changes in duties. The prior 10% salary reduction ended in December 2002. Similar to the determination for the chief executive officer, the salaries of other executive officers remained unchanged in spring 2003, although some individuals subsequently had increases in salary to reflect additional duties assigned to them. Determinations for Messrs. Bitter and McGuire were somewhat different, as a consequence of each of them having joined Plexus during the fiscal year. Their compensation levels were the consequence of pre-employment negotiations; their base salaries were not subsequently adjusted in fiscal 2003.

     For fiscal 2004, as a result of the Committee determinations (the same as for the chief executive officer), executive officers will be eligible to participate in the new 2004 bonus program described above. However, executive officers did not receive any bonus under the prior Bonus Plan or otherwise, in fiscal 2003.

     The Committee also approved stock option awards during fiscal 2003 for the executive officers of Plexus, which awards varied from 4,500 to 30,000 shares in the January grants and 4,500 to 25,000 shares in the separate August grants. Therefore, the total number of options granted to other executive officers varied from 9,000 to 55,000 in fiscal 2003. The Committee's determinations of option grants varied by individual, depending upon the Committee's view of the adequacy of the particular officer's compensation compared to that officer's performance and duties, especially when those duties significantly changed or increased since the last salary increase, and expected changes in circumstances in the coming year. Plexus has also entered into amended supplemental retirement arrangements with the executive officers, as described above. The Committee bore in mind the costs of these arrangements and the expected benefits under them in making its compensation decisions relating to the affected executive officers.

     The Committee believes that it is highly unlikely that the compensation of any executive officer, including the CEO, will exceed $1 million in any fiscal year unless it is the consequence of the exercise of stock options. Therefore, except with respect to the Option Plan and the Employee Stock Purchase Plan, it has not taken any action with respect to the provisions of Section 162 of the Internal Revenue Code which limits the deductibility of compensation to certain executive officers of over $1 million in any fiscal year. Because of the shareholders' approval of the Option Plan and the Employee Stock Purchase Plan, the Committee believes that any compensation income under them would not be subject to the Internal Revenue Code's deduction limitation.

Members of the Compensation and Leadership Development  Committee:

           Thomas J. Prosser, Chair                 David J. Drury
           Charles M. Strother

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All Compensation and Leadership Development Committee members are independent, outside directors. No Plexus insiders are members of the Compensation and Leadership Development Committee. None of the directors who are Committee members are employees of Plexus, have ever been employed by Plexus or any of its subsidiaries, and have other reportable relationships with Plexus.

                                PERFORMANCE GRAPH

     The following graph compares the cumulative total return on Plexus common stock with the Nasdaq Stock Market Index for U.S. Companies and the Nasdaq Stock Market Index for Electronics Components Companies, both of which include Plexus. The values on the graph show the relative performance of an investment of $100 made on September 30, 1998, in Plexus common stock and in each of the indices.

                      COMPARISON OF CUMULATIVE TOTAL RETURN



                                     [graph]


                                1998      1999       2000       2001        2002      2003
                                ----      ----       ----       ----        ----      ----
Plexus                          100        158        728        243         96        160
Nasdaq-US                       100        163        217         89         70        106
Nasdaq-Electronics              100        203        357        101         67        130


                              CERTAIN TRANSACTIONS

     Plexus has a policy that transactions with its executive officers and directors must be on a basis that is fair and reasonable to the corporation, in accordance with Plexus' Code of Conduct and Business Ethics and other policies, and be approved by either a disinterested majority of the board of directors or by the Audit Committee.

     From time to time, Plexus executive officers and directors are prohibited from selling Plexus stock because of the existence or potential existence of material non-public information. Mr. Sabol, a former executive officer, had intended to sell Plexus' shares during one of these time periods to finance a real estate purchase. Because Plexus' activities prohibited him from making a sale, Plexus loaned Mr. Sabol $260,000 on March 13, 2000. The loan was repayable upon demand, bore interest at $250 per month, and was secured by Plexus shares. The loan was originally for a maximum period of eight months, but was extended to become a demand note by mutual agreement in fiscal 2001. Interest accrued monthly. The maximum amount due in fiscal 2002 was $263,500. Mr. Sabol repaid the loan in full in December, 2002. Due to the nature of this transaction, while Plexus believes that it was fair to

Plexus, it is not a type of transaction that would have been offered to a third party, or likely would have been offered to Mr. Sabol by a third party. Because of subsequent changes in the law, Plexus will no longer make similar loans to its executive officers.

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, as amended, oversees and monitors the participation of Plexus' management and independent auditors throughout the financial reporting process, and approves the hiring and retention of and fees paid to the independent auditors. The Audit Committee also generally reviews other transactions between the corporation and interested parties which may involve a conflict of interest. No member of the Audit Committee is employed or has any other material relationship with Plexus. The members are "independent" as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market and relevant SEC rules. The Plexus board of directors has adopted a written charter for the Audit Committee, which was amended and restated in 2003, and is attached to the proxy statement as an exhibit.

     In connection with its function to oversee and monitor the financial reporting process of Plexus, the Committee has done the following:

     o reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2003 with Plexus management;

     o discussed with PricewaterhouseCoopers LLP, Plexus' independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380); and

     o received the written disclosure and the letter from PricewaterhouseCoopers LLP required by Independence Standards board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence.

     Based on the foregoing, the Committee recommended to the board of directors that the audited financial statements be included in Plexus' annual report on Form 10-K for the fiscal year ended September 30, 2003.

Members of the Audit Committee:  David J. Drury, Chairman  Stephen P. Cortinovis
                                 Thomas J. Prosser         Jan K. VerHagen

                                    AUDITORS

     The Audit Committee intends to reappoint the firm of PricewaterhouseCoopers LLP as independent auditors to audit the financial statements of Plexus for fiscal 2004. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of shareholders to respond to questions and make a statement if they desire to do so.

FEES AND SERVICES

     Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2003 and 2002 were as follows:

                                  2003            2002
                                --------        --------
Audit fees:                     $486,300        $398,504
Audit-related fees:              131,005          54,000
Tax fees:                        220,778         783,519
All other fees:                     --              --

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit-related fees consisted primarily of retirement and benefit plan audits, consultation concerning accounting and financial reporting and review of Plexus' internal controls. Tax services consisted primarily of compliance and other tax advice regarding special Plexus projects. Due to changes in rules governing the disclosures, the fiscal

2002 information differs from prior presentations; it is presented this year on a basis consistent with the fiscal 2003 information. The Audit Committee considered the compatibility of non-audit services by PricewaterhouseCoopers LLP with the maintenance of that firm's independence.

     The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have them approved by the Committee or, if necessary between Committee meetings, by the Committee chairman on behalf of the Committee. Projects of the types approved for which fees total less than $10,000 in each case may be approved by management, subject to review and approval by the Committee at its next meeting. There were no services in fiscal 2003 that were not approved in advance by the Committee under this policy. Services in fiscal 2002 were engaged prior to the development of the current Committee prior approval requirements.

                        SHAREHOLDER PROPOSALS AND NOTICES

     Shareholder proposals must be received by Plexus no later than September 7, 2004 in order to be considered for inclusion in next year's annual meeting proxy statement. In addition, the Plexus bylaws provide that any proposal for action, or nomination to the board of directors, proposed other than by the board of directors must be received by Plexus in writing, together with specified accompanying information, at least 70 days prior to an annual meeting in order for such action to be considered at the meeting. The 2005 annual meeting of shareholders is tentatively scheduled for February 9, 2005, and any notice of intent to consider other questions and/or nominees, and related information, must therefore be received by December 1, 2004. The purpose of the bylaw is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought. The persons holding proxies may vote in their discretion on any matter as to which notice is not received by that date.

                                       By order of the Board of Directors

                                       /s/ Joseph D. Kaufman
                                       ----------------------------------------
                                       Joseph D. Kaufman
                                       Senior Vice President, Secretary and
                                        Chief Legal Officer

Neenah, Wisconsin
December 26, 2003

     A COPY (WITHOUT EXHIBITS) OF PLEXUS' ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003, WAS INCLUDED IN PLEXUS' 2003 ANNUAL REPORT TO SHAREHOLDERS, WHICH ACCOMPANIES THIS PROXY STATEMENT. AN ADDITIONAL COPY WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF SHARES OF PLEXUS' COMMON STOCK AS OF DECEMBER 12, 2003, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: KRISTIAN TALVATIE, INVESTOR RELATIONS DEPARTMENT, PLEXUS CORP., 55 JEWELERS PARK DRIVE, P.O. BOX 156, NEENAH, WISCONSIN 54957-0156. IN ADDITION, COPIES ARE AVAILABLE ON PLEXUS' WEBSITE AT WWW.PLEXUS.COM, FOLLOWING THE LINKS AT "INVESTORS," THEN "SEC FILINGS," THEN "PLEXUS' SEC REPORTS."

     To save printing and mailing costs, in some cases only one annual report and/or proxy statement will be delivered to multiple security holders sharing an address unless Plexus has received contrary instructions from one or more of those security holders. Upon written or oral request, we will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to any security holder at a shared address to which a single copy of the document was delivered. You may request additional copies by written request to the address set forth in the paragraph above or by contacting Mr. Talvatie at (920) 722-3451. You may also contact Mr. Talvatie at that address or telephone number if you wish to receive a separate annual report and/or proxy statement in the future, or if you share an address with another security holder and wish for delivery of only a single copy of the annual report and/or proxy statement if you are currently receiving multiple copies.

                                                                       EXHIBIT A

                                  PLEXUS CORP.
                             AUDIT COMMITTEE CHARTER

The Board of Directors of Plexus Corp. hereby adopts this Charter for the Audit Committee of the Plexus Board. The Audit Committee shall have the authority, responsibility and duties which are specified below.

COMPOSITION

The Audit Committee shall have three or more independent directors, at least one of whom shall be qualified and designated as a "financial expert" as defined by Sarbanes-Oxley. The Committee members shall meet all other independence and experience requirements of the Securities and Exchange Commission and the NASDAQ Stock Market. The Board of Directors shall appoint one member of the Audit Committee as the Committee Chairman.

AUTHORITY

The Audit Committee is authorized to review, prior to submission to the SEC or release to the public, the financial statements and earnings releases prepared by management, to oversee the annual financial audit of the Company, and to review any other activity of the Company in connection therewith that they deem appropriate. All employees are directed to cooperate as required by members of the Committee. The Committee is solely empowered to appoint, determine funding for, and oversee persons having special competence, such as independent accountants, counsel, auditors or other advisors, if and as necessary to assist the Committee in fulfilling its responsibility. The Committee shall not be required to seek Company approval for such decisions.

RESPONSIBILITY

The Audit Committee shall be responsible for communicating with the Directors, the independent accountants, and management, regarding their duties as they relate to financial accounting, reporting and controls. The Committee shall assist the Board in fulfilling its fiduciary responsibilities as to Plexus' accounting policies and reporting practices, and the sufficiency of auditing relating thereto. The Committee is to be the Board's principal agent in assuring the independence of the independent accountants, the integrity of management, and the adequacy of disclosures to shareholders. However, the opportunity for the independent accountants to meet with the entire Board as needed or desired is not to be restricted.

MEETINGS

The Audit Committee is to meet at least four times per year, and as many other times as that Committee deems necessary. The Chairman may call a meeting at any time he or she believes it is necessary or appropriate.

ATTENDANCE

At least a majority of the members of the Audit Committee are to be present at all meetings, either in person or by telephone. As necessary or desirable, the Chairman may request that members of management and/or representatives of the independent accountants be present at meetings.

MINUTES

The Committee shall arrange for minutes of each meeting to be prepared and sent to all Committee members. If Plexus' corporate Secretary has not taken the minutes, they should be sent to him or her for permanent filing with the minute books.

GENERAL DUTIES

     1. Inform management and the independent accountants that the independent accountants and the Committee may communicate with each other at all times.

     2. Review with management, the independent accountants, and internal auditors, Plexus' general policies and procedures to reasonably assure the adequacy of internal accounting and financial reporting controls.

     3. Have familiarity with the accounting and reporting principles and practices that are applied by Plexus in preparing its financial statements, as well as its established standards of corporate conduct and performance, and deviations therefrom.

     4. Establish procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters. Ensure that such complaints are treated confidentially and anonymously. The Committee should ascertain that the appropriate measures are taken to correct such matters, and should inform the Board and the complainant, if feasible, of such corrective actions.

     5. Review internal policies regarding risk management and risk assessment.

     6. Set clear hiring policies for employees and former employees of the independent accountants consistent with restrictions imposed by Sarbanes-Oxley.

     7. Recommend to the Board of Directors any appropriate extensions or changes in the duties of the Committee and/or changes to this Charter.

REPORTING DUTIES

     8. Provide any reports or summaries that may be required for the annual report to shareholders Proxy Statement and/or Form 10-K.

     9. Update the Board of Directors, through minutes and presentations as may be necessary or appropriate, of significant developments in the course of performing the duties set forth herein.

DUTIES PERTAINING TO THE INDEPENDENT ACCOUNTANTS

     10. Determine whether or not to retain the current independent accountants, make hiring decisions with respect to new independent accountants, and report to the Board of Directors regarding the basis for such decisions.

     11. Pre-approve all audit and permissible non-audit services. Review the scope and extent of non-audit services that may be provided by the independent accountants in relation to the objectivity needed from the independent accountants in the audit.

     12. Perform an annual review of the scope and general extent of the independent accountants' audit examination, including their engagement letter.

     13. Review and approve the independent auditors' fees, and annually have Management summarize such fees for Committee review. The Committee's review should entail an understanding from the independent accountants of the factors considered in determining the audit scope.

     14. At least annually, obtain and review a report provided by the independent accounting firm describing its internal quality control procedures, any material issues raised by the most recent internal quality control review or governmental/professional investigation of the firm, and detailing all relationships between the independent accounting firm and the Company.

     15. Review with management and the independent accountants, upon completion of their audit, the financial results for the year.

     16. Evaluate the cooperation received by the independent accountants during their audit examination, including their access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the financial statements.

     17. Discuss with the independent accountants the quality of Plexus' financial and accounting personnel, and any relevant recommendations which the independent accountants may have, including those in their "letter of comments and recommendations".

     18. Review with management, the independent accountants, and internal auditors the scope and quality of internal controls in effect, as well as management's responses with respect to the independent accountants' comment letter.

     19. Obtain management comments on the responsiveness of the independent accountants to Plexus' needs.

DUTIES PERTAINING TO PLEXUS' INTERNAL AUDITORS

     20. Review at least annually the internal auditors' staffing, budget and responsibilities.

     21. Review the audit plans, audit scope, and results of the internal auditors' work. Assess the performance of the internal auditors in executing these plans and meeting their objectives.

     22. Meet with the independent accountants and internal auditors in separate executive sessions to discuss any matters which the Committee or these groups believe should be discussed privately.

     23. Conduct an appropriate review of related party transactions within Plexus on an ongoing basis and review potential conflict of interest situations or questions where appropriate.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and audit attestation of the independent auditors. It is also not the duty of the Audit Committee to resolve disagreements, if any, between management and the independent auditor.

                        ANNUAL MEETING OF SHAREHOLDERS OF


                                  PLEXUS CORP.

                                FEBRUARY 11, 2004





                           PLEASE DATE, SIGN AND MAIL
                             YOUR PROXY CARD IN THE
                            ENVELOPE PROVIDED AS SOON
                                  AS POSSIBLE.


     Please detach along perforated line and mail in the envelope provided.

--------------------------------------------------------------------------------
(1)  Election of Directors:

     [ ] FOR ALL NOMINEES   [ ] WITHHOLD AUTHORITY      [ ] FOR ALL EXCEPT
                                FOR ALL NOMINEES       (See instructions below)

Nominees: o Stephen P. Cortinovis, o David J. Drury, o Dean A. Foate,
          o John L. Nussbaum, o Thomas J. Prosser, o Charles M. Strother,
          o Jan K. VerHagen

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ?

(2)  Ratification of PricewaterhouseCoopers as Independent Auditors:

     [ ] FOR                [ ] AGAINST                  [ ]  ABSTAIN

(3) In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If you do not provide a direction, this proxy will be voted "FOR" each of the nominees for director who are listed in Proposal
(1) and "FOR" Proposal (2).


-----------------------------------------------
To change the address on your account, please
check the box at right and indicate your new
address in the address space above. Please         [ ]
note that changes to the registered name(s) on the account may not be submitted via this method.

--------------------------------------------------------------------------------

Signature of Shareholder                                  Date
                         ------------------------------        ----------------
Signature of Shareholder                                  Date
                         ------------------------------        ----------------

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                                  PLEXUS CORP.
                  PROXY FOR 2004 ANNUAL MEETING OF SHAREHOLDERS


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John L. Nussbaum, Dean A. Foate and Joseph D. Kaufman, and any of them, proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp. to be held in the KC Theater at the Fox Cities Performing Arts Center, located at 400 West College Avenue, Appleton, Wisconsin, on Wednesday, February 11, 2003 at 10:00 a.m. Central Time, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

                  (Continued and to be signed on reverse side)